Exhibit 99.1

For Immediate Release

Aquinox Pharmaceuticals Completes Enrollment in the

Phase 2 KINSHIP Trial of AQX-1125 in Atopic Dermatitis

Vancouver, British Columbia – May 4, 2015 – (GLOBE NEWSWIRE) — Aquinox Pharmaceuticals, Inc. (“Aquinox”) (NASDAQ: AQXP), a clinical-stage pharmaceutical company discovering and developing targeted therapeutics in disease areas of inflammation and immuno-oncology, today announced that it has reached its target enrollment in the Phase 2 KINSHIP trial of AQX-1125 for the treatment of atopic dermatitis.

“We are pleased with how enrollment has proceeded in this Phase 2 clinical trial,” said David Main, President and CEO of Aquinox. “Our non-clinical studies have led us to a potential link between skin inflammation and SHIP1 and we believe that the mechanism of action and properties of AQX-1125, as a once daily, oral, anti- inflammatory treatment, may provide a benefit to patients with atopic dermatitis.”

The KINSHIP clinical trial is being conducted at investigative sites in Canada as a randomized, double-blind, multicenter, placebo-controlled Phase 2 trial evaluating the efficacy and safety of AQX-1125 in approximately 50 adult patients with mild to moderate atopic dermatitis as a proof-of-concept trial in this indication. The KINSHIP trial’s primary endpoint is change from baseline in Total Lesion Symptom Score after 12 weeks of treatment. Secondary endpoints include safety, pharmacokinetics and additional efficacy endpoints, including the analyses of biopsies. Top line data from the KINSHIP trial is anticipated by the first quarter of 2016.

About AQX-1125

AQX-1125, Aquinox’s lead drug candidate, is a small molecule activator of SHIP1, which is a regulating component of the PI3K cellular signaling pathway. By increasing SHIP1 activity, AQX-1125 accelerates a natural mechanism that has evolved to maintain homeostasis of the immune system and reduce immune cell activation and migration to sites of inflammation. AQX-1125 has demonstrated preliminary safety and favorable drug properties in multiple preclinical studies and clinical trials. Aquinox is currently exploring AQX-1125 as an oral, once daily treatment in several Phase 2 trials.

About Atopic Dermatitis

Atopic dermatitis is a non-contagious disease characterized by chronically inflamed skin and sometimes intolerable itching. Atopic dermatitis may manifest as redness, scaling, and loss of the surface of the skin and is the most common of the many types of eczema, frequently associated with other allergic disorders, especially asthma and hay fever. While the etiology of atopic dermatitis remains largely unknown, the disease has been traced to a defect of the immune system within the skin. Considered to be underdiagnosed by physicians, the prevalence of atopic dermatitis ranges from 1%-20% worldwide. Atopic dermatitis affects an estimated 17.8 million Americans, with two-thirds of those suffering from the moderate to severe form of the disease where existing therapies are often inadequate, ineffective or unsuitable for long-term treatment.

About the KINSHIP Trial

The KINSHIP trial is a multicenter, randomized, double-blind, placebo-controlled, Phase 2 clinical trial investigating the ability of AQX-1125 to reduce characteristic symptoms in approximately 50 patients with mild to moderate atopic dermatitis. The primary endpoint of the KINSHIP trial is change from baseline in Total Lesion Symptom Score after 12 weeks of treatment. The trial is being conducted at investigative sites across Canada. For more information on the KINSHIP trial, please visit www.clinicaltrials.gov.

About Aquinox Pharmaceuticals, Inc.

Aquinox Pharmaceuticals, Inc. is a clinical-stage pharmaceutical company discovering and developing targeted therapeutics in disease areas of inflammation and immuno-oncology. Aquinox’s lead drug candidate, AQX- 1125, is a small molecule activator of SHIP1 suitable for oral, once daily dosing. Having successfully completed multiple preclinical studies and clinical trials with AQX-1125, Aquinox is now advancing through Phase 2 development. Aquinox has a broad intellectual property portfolio and pipeline of preclinical drug candidates that activate SHIP1. For more information, please visit www.aqxpharma.com.

Cautionary Note on Forward-looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to: the timing of availability of our top-line data; the success and timing of our Phase 2 clinical trials; and potential market opportunities for AQX-1125. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: our ability to enroll patients in our clinical trials at the pace that we project; the size and growth of the potential markets for AQX-1125 or any future product candidates and our ability to serve those markets; our ability to obtain and maintain regulatory approval of AQX-1125 or any future product candidates; and our expectations regarding the potential safety, efficacy or clinical utility of AQX-1125 or any future product candidates. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. More information about the risks and uncertainties faced by Aquinox is contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission. Aquinox disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact Info:

Brendan Payne

Senior Manager, Investor Relations

Aquinox Pharmaceuticals, Inc.

604.629.9223 Ext. 109

ir@aqxpharma.com

Communications Contact:

Bianca Nery

Senior Account Executive

MacDougall Biomedical Communications

650.339.7533

aquinox@macbiocom.com